Exhibit 8.1

July 2, 2025

Mr. Cooper Group Inc.

8950 Cypress Waters Blvd.

Coppell, Texas 75019

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Rocket Companies, Inc., a Delaware corporation (“Rocket”), including the joint proxy and information statement/prospectus forming a part thereof, relating to the proposed transaction between Rocket and Mr. Cooper Group Inc., a Delaware corporation (“Mr. Cooper”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the mergers to U.S. holders of Mr. Cooper common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz